Exhibit 4.8

ADMINISTRATIVE SERVICES AGREEMENT

Made this 19 day of April, 2011, by and between

BOX SHIPS INC., a Marshall Islands corporation having its registered office at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Company” or “Box”),

and

Allseas Marine SA., a Liberian corporation having its registered office at 80 Broad Street, Monrovia, Liberia and having established a branch office in Greece at 15 Karamanli Ave. 16673 Voula, Athens, Greece (“Allseas”).

In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. The Company. The Company is engaged directly and/or through its subsidiaries (collectively the “Box Group”) primarily in the ownership, operation, management and chartering of containership vessels.

2. Engagement. The Company hereby engages Allseas to act as Administrative Service Provider.

3. Duration. The duration of the engagement shall commence as of the date of this Agreement (the “Effective Date”) and shall continue for as long as Allseas remains in the premises of 15 Karamanli Ave. in Voula, Greece as tenant, or under any other capacity, (unless sooner terminated as hereinafter provided) (the “Term”). The engagement may be terminated, at any time, by either party giving to the other a sixty (60) days written notice of termination. Notwithstanding the foregoing, this Agreement shall terminate if any party terminates the engagement hereunder in accordance with the terms of Paragraph 6 below.

4. Services. Allseas shall provide to Box the following services, which are numerated herein below:

a)	Telecommunication expenses

b)	Security facilities for Box’s offices

c)	Sufficient secretarial personnel and equipment

d)	Reception personnel and equipment

e)	Cleaning services for Box’s office space

f)	Provide, or arrange for the provision of, IT services including;

(i)	Purchasing and configuration of IT related equipment including computers, printers, handheld mobile phones, Blackberrys), telephone devices;

(ii)	User installation and configuration at domain (network) level;

(iii)	Use configuration regarding access to the office premises

(iv)	Provide necessary space on the file server for documents

(v)	Provide adequate security for all equipment

(vi)	Data back up facilities

(vii)	Website maintenance including:

•	Subscription renewal

•	User email configuration

•	Content updating

•	Notifications to subscribed investors (e-mail alerts)

•	General maintenance tasks

5. Fee. Within 10 days after the end of each calendar quarter, Allseas shall submit to Box for payment a statement for reimbursement of all costs and expenses reasonably incurred by Allseas (the “Costs and Expenses”) in connection with the provision of the Services listed in Clause 4. above for the previous calendar quarter. Each statement shall contain such supporting detail as may be reasonably required to validate such amounts due.

Box shall make payment within 15 days of the date of each invoice submitted in accordance with this Agreement and in particular with this Clause 5. All invoices for Services are payable in U.S. dollars.

6. Termination.

a. For Cause. The Company may immediately terminate Allseas’ engagement under this Agreement for “Cause” (as defined herein). In such event, or if Allseas terminates engagement (other than for Good Reason or as the result of a Change of Control), the obligations of the Company shall cease immediately and Allseas shall not be entitled to any further payments of any kind. For purposes of this Agreement, “Cause” shall include (i) material breach of the terms of this Agreement; (ii) dishonesty, willful misconduct or fraud in connection with the performance of its duties, or in any way related to the business of Box; or (iii) violation of applicable policies, practices and standards of behavior of Box.

b. Good Reason. Allseas may terminate its engagement voluntarily for Good Reason (as defined herein). For purposes of this Agreement, “Good Reason” shall mean the following: (i) the Company fails to pay Allseas any fee due and payable hereunder within ten (10) days after Allseas provides written notice to the Company of such failure to pay; or (ii) the Company’s breach of any material provision of this Agreement, in any case without Allseas’ written consent.

c. Payment Upon Termination. In the event of Allseas’ termination for Good Reason, or in the event that its engagement is terminated by the Company, other than in accordance with subparagraph (a) of this Clause 6, Allseas shall be entitled to receive its fee through the Termination Date. Allseas’ right to these payments is expressly conditioned on its compliance with all of its obligations to the Company under this Agreement.

d. Termination Date. For purposes of this Agreement, “Termination Date” shall mean: (i) if Allseas’ engagement is terminated by the Company for Cause, the date of such termination; (ii) if Allseas’ engagement is terminated by the Company without Cause or by Allseas without Good Reason, the date set forth in the notice of termination (which no event shall· be earlier than the date such notice is effective); and (iii) if Allseas engagement is terminated by Allseas for Good Reason, thirty (30) days after such notice is given unless the Company has cured the grounds for such termination within the applicable cure period.

e. Change of Control. In the event of a “Change in Control” (as defined herein), during the Term of this Agreement, the Company and Allseas have the option to terminate this Agreement within six (6) months following such Change in Control, and Allseas shall be eligible to receive the payment specified in paragraph 6 (c), provided that the conditions of said paragraph are satisfied. For purposes of this Agreement, the term “Change of Control” shall have the following meaning:

(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets, other than a disposition to any of the Company’s affiliates;

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as such term is used in Section 13(d)(3) of the United States Securities Exchange Act of 1934), other than any of the Company’s affiliates (excluding persons that may be deemed affiliates solely by virtue of their stock ownership) becomes the beneficial owner, directly or indirectly, of more than 35% of the Company’s voting shares, measured by voting power rather than number of shares; or

(iii) the Company consolidates with, or merges with or into, any person (other than any of the Company’s affiliates), or any such person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding shares of the Company’s common stock are converted into or exchanged for cash, securities or other property, or receive a payment of cash, securities or other property, other than any such transaction where the shares of the Company’s common stock that are outstanding immediately prior to such transaction are converted into or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person immediately after giving effect to such issuance.

f. Vacation of Premises. In the event that Allseas vacates the said premises, then this agreement shall be considered terminated from the date of such vacation.

7. Representations by Allseas. Allseas represents and warrants the following:

(a) Capacity; Authority; Validity. Allseas has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by Allseas’ hereunder; this Agreement and the consummation by Allseas of the transactions contemplated hereby has been duly and validly authorized by all necessary action of Allseas; this Agreement has been duly executed and delivered by Allseas; and assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against Allseas in accordance with its terms.

(b) No Violation of Law or Agreement. Neither the execution and delivery of this Agreement by Allseas, nor the consummation of the transactions contemplated hereby by Allseas, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to Allseas. Allseas is not in breach of any agreement requiring the preservation of the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete or interfere with any prior employer, and that neither the execution of this Agreement nor the performance by Allseas of its obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement to which Allseas is a party or to which Allseas may be subject.

8. Confidentiality. Except as directed in writing, Allseas will not disclose or use at any time, either during the period of this Agreement or thereafter, any Confidential Information (as defined below) of which it is or becomes aware, except to the extent required by applicable law. Allseas will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. As used in this Agreement, the term “Confidential Information” means information relating to the vessels of the group and/or the Company that is not generally known to the public or that is used or developed by the Company including, without limitation, all products and services, fees, costs and pricing structures, financial and trading information, accounting and business methods, analyses, reports, data bases, computer software (including operating systems, applications and program listings), manuals and documentation, customers and clients and customer and client lists, account files, travel agents and travel agent lists, charter contracts, salesmen and salesmen lists, technology and trade secrets and all similar and related information in whatever form relating to the business of the Company, provided however, that Allseas may disclose or use Confidential Information at the direction of the Company.

9. Injunctive Relief. Allseas agrees that if it breaches or attempts to breach or violate any of the provisions of this Agreement, the Company will be irreparably harmed and monetary damages will not provide an adequate remedy. Accordingly, it is agreed that the Company may apply for and shall be entitled to temporary, preliminary and permanent injunctive relief (without the necessity of posting a bond or other security) in order to prevent breach of this Agreement or to specifically enforce the provisions hereof, and Allseas hereby consents to the granting of such relief, without having to prove the inadequacy of the available remedies at law or actual damages. It is understood that any such injunctive remedy shall not be exclusive or waive any rights to seek other remedies at law or in equity. The parties further agree that the covenants and undertakings covered by this Agreement are reasonable in light of the facts as they exist on the date of this Agreement. However, if at any time, a court or panel of arbitrators having jurisdiction over this Agreement shall determine that any of the subject matter or duration is unreasonable in any respect, it shall be reduced, and not terminated, as such court or panel of arbitrators determines may be reasonable.

10. Assignments. This Agreement and Allseas rights and obligations hereunder, may not be assigned by Allseas; any purported assignment in violation hereof shall be null and void. This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company it being understood that the Company’s rights extend to the Box Group; provided, however, that in the event of any sale, transfer or other disposition of all or substantially all of the Box Group’s assets and business, whether by merger, consolidation or otherwise, the Box Group shall assign this Agreement and its rights hereunder to the successor to its assets and business.

11. Entire Agreement. This Agreement constitutes the entire and only agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, undertakings, arrangements, understandings or statements of any nature made by the parties or any of them whether oral or written with respect to such subject matter.

12. Notices. Every notice, request, demand or other communication under this Agreement shall:

(a) be in writing delivered personally, by courier or served through a process server;

(b) be deemed to have been when delivered personally or through courier or served at the address below; and

(c) be sent:

(i)	If to the Company, to:

BOX SHIPS INC.

15 Karamanli Ave.,

Voula 16673,

Athens, Greece

(ii)	If to Allseas, to:

Allseas Marine SA

15 Karamanli Ave.

Voula 16673,

Athens, Greece

or to such other person or address, as is notified by the relevant party to the other parties to this Agreement and such notification shall not become effective until notice of such change is actually received by the other parties. Until such change of person or address is notified, any notification to the above addresses are agreed to be validly effected for the purposes of this Agreement.

13. Amendments to this Agreement No modification, alteration or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed on behalf of each of the parties. No delay or omission by the Company in exercising any right or power vested in it under this Agreement shall impair such right or power or be construed as a waiver of, or acquiescence in, any default or breach by Allseas of any of its obligations under this Agreement.

If any one or more provisions of these presents is, or at any time becomes, for any reason invalid, illegal, void, voidable or otherwise unenforceable under the laws of any jurisdiction or pursuant to a decision or declaration of any court, such invalidity, illegality, voidability or non-enforceability shall not affect the validity, voidability, legality or enforceability of any other provision or provisions of this Agreement or the validity, voidability, legality or enforceability of this Agreement as a whole or the validity, voidability, legality or enforceability of same under the laws of any other jurisdiction.

The headings in this Agreement do not form part thereof.

14. Applicable Law This Agreement shall be governed by and construed in accordance with English Law.

15. Arbitration

15.01 All disputes arising out of this Agreement shall be arbitrated in London in the following manner:

One arbitrator is to be appointed by each of the parties hereto and a third arbitrator by the two so chosen. Their decision or that of any two of them shall be final and for the purpose of enforcing any award, this Agreement may be made a rule of the court.

The arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the rules of the London Maritime Arbitrators Association terms current at the time when the arbitration proceeding are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof.

15.02 In the event that either party state a dispute and designate an Arbitrator in writing, the other party shall have twenty (20) days, excluding Saturdays, Sundays and legal holidays to designate its arbitrator, failing which the decision of the appointed arbitrator shall apply and the appointed arbitrator can render an award thereunder in accordance with this Clause 15.

15.03 Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination.

15.04 The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of the Agreement of the parties, including but not limited to the posting of security. Awards pursuant to this Clause may include costs, including a reasonable allowance for attorney’s fees and judgments may be entered upon any award made herein in any court having jurisdiction.

IN WITNESS WHEREOF the parties signed the present document the day and year first above written.

For and on behalf of, BOX SHIPS INC.

/s/ ROBERT PERRI
By:	ROBERT PERRI
Chief Financial Officer

ALLSEAS MARINE S.A.

/s/ GEORGE SKRIMIZEAS
By:	GEORGE SKRIMIZEAS
President/Director